Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-51116, 33-39557, 33-39566, 333-17843) pertaining to the Kaiser Steel Resources, Inc. 1992 Stock Option Plan, the Kaiser Steel Resources, Inc. 1989 Officer Bonus Program, the Amended, Restated and Substituted Kaiser Steel Resources, Inc. 1989 Stock Plan, and the Kaiser Ventures Inc. 1995 Stock Plan, as amended, respectively, of our report dated March 14, 2008 with respect to the consolidated financial statements and schedule of Kaiser Ventures LLC and Subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2007.

/s/ Moss Adams LLP

Irvine, California

March 18, 2008